Exhibit 99.5

[AMENDMENT NO. 2 TO PURCHASE AND EXCHANGE AGREEMENT]

4

Amendment No. 2 to the Series A MuniFund Preferred Shares (MFP) Purchase and Exchange Agreement, dated as of January 29, 2018, for the Series A MuniFund Preferred Shares (the “Series A MFP Shares”) of Nuveen Quality Municipal Income Fund (NAD) (the “Fund”)

Dated as of November 13, 2020

1. In accordance with the Supplement to the Statement Establishing and Fixing the Rights and Preferences of Series A MuniFund Preferred Shares Initially Designating the Variable Rate Mode for the Series A MuniFund Preferred Shares, effective January 29, 2018, as amended by Amendment No. 1 thereto, effective October 1, 2018 (together, the “Original Supplement”), and Section 6.2 of the Series A MuniFund Preferred Shares (MFP) Purchase and Exchange Agreement, dated as of January 29, 2018, as amended by the Rate Adjustment Agreement for Series A MuniFund Preferred Shares, dated as of October 1, 2018 (together, and as further amended hereby, the “Purchase and Exchange Agreement”), the Fund and Wells Fargo Bank, National Association (“Wells Fargo”), as the Required Beneficial Owners and as the Purchaser under the Purchase and Exchange Agreement, hereby agree to amend the Original Supplement as provided in Amendment No. 2 to Supplement to the Statement Establishing and Fixing the Rights and Preferences of Series A MuniFund Preferred Shares Initially Designating the Variable Rate Mode for the Series A MuniFund Preferred Shares in the form set forth in Attachment A hereto (the “Amendment,” and the Original Supplement as modified thereby, the “New Supplement”), effective November 13, 2020, following the execution and delivery of this agreement and the execution and delivery to Wells Fargo by the Fund of the Amendment.

2. The parties to this agreement agree that the Amendment shall be binding on the current Holders and Beneficial Owners and each subsequent Holder and Beneficial Owner of the Series A MFP Shares.

3. The Fund and Wells Fargo, as Purchaser, further agree that, effective November 13, 2020:

(i)

References to the “Supplement” in the Purchase and Exchange Agreement shall be deemed to be to the New Supplement, and that, as modified hereby, the Purchase and Exchange Agreement shall continue in full force and effect.

(ii)	The final paragraph of Section 7.15 of the Purchase and Exchange Agreement is hereby deleted and replaced by the following:

In addition, the designation by the Board of Trustees of a replacement (the “Replacement”) to One-month LIBOR in the Supplement, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election (each as defined in the Supplement), as applicable, shall be governed by the terms and conditions as set forth in Section 2.13 of the Supplement, unless the Fund and the Majority Beneficial Owners agree in writing to implementation of the Replacement pursuant to other provisions of the Supplement.

4. Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the Original Supplement.

5. This agreement shall be construed in accordance with and governed by the laws of the State of New York, except section 6 below, which shall be construed with and governed by the domestic law of the Commonwealth of Massachusetts, in each case without regard to conflict of laws principles that would require the application of the laws of another jurisdiction.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT.

The parties hereto hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other party hereto on any matters whatsoever arising out of or in any way connected with this agreement.

6. A copy of the Fund’s Declaration is on file with the Secretary of the Commonwealth of Massachusetts. This agreement has been executed on behalf of the Fund by an officer thereof in such capacity and not individually and the obligations of the Fund hereunder are not binding upon such officer, any of the trustees or the shareholders individually but are binding only upon the assets and property of the Fund.

7. This agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document. The words “execute,” “execution,” ‘signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this agreement or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Page Follows]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Required Beneficial Owners and Purchaser

By:	/s/ Alejandro Piekarewicz
Name: Alejandro Piekarewicz
Title: Director

NUVEEN QUALITY MUNICIPAL INCOME FUND

By:	/s/ Mark L. Winget
Name: Mark L. Winget
Title: Vice President and Assistant Secretary

(NAD Series A – Amendment No. 2 to Purchase Agreement)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as the Required Beneficial Owners and Purchaser

By:
Name:
Title:

NUVEEN QUALITY MUNICIPAL INCOME FUND

By:	/s/ Mark L. Winget
Name: Mark L. Winget
Title: Vice President and Assistant Secretary

(NAD Series A – Amendment No. 2 to Purchase Agreement)

ATTACHMENT A

FORM OF AMENDMENT

NUVEEN QUALITY MUNICIPAL INCOME FUND

AMENDMENT NO. 2 TO

SUPPLEMENT TO THE STATEMENT ESTABLISHING AND FIXING THE RIGHTS AND

PREFERENCES OF SERIES A MUNIFUND PREFERRED SHARES INITIALLY DESIGNATING THE

VARIABLE RATE MODE FOR THE SERIES A MUNIFUND PREFERRED SHARES

(ADJUSTABLE RATE)

(NAD SERIES A MFP)

NUVEEN QUALITY MUNICIPAL INCOME FUND

AMENDMENT NO. 2 TO

SUPPLEMENT TO THE STATEMENT ESTABLISHING AND FIXING THE RIGHTS AND

PREFERENCES OF SERIES A MUNIFUND PREFERRED SHARES INITIALLY DESIGNATING THE

VARIABLE RATE MODE FOR THE SERIES A MUNIFUND PREFERRED SHARES

(ADJUSTABLE RATE) (the “Original Supplement”)

NUVEEN QUALITY MUNICIPAL INCOME FUND, a Massachusetts business trust (the “Fund”), hereby certifies that the Board of Trustees of the Fund has, by resolution, authorized this amendment (this “Amendment”) to the Original Supplement for the purpose of designating a new process for the replacement of One-Month LIBOR and related provisions for calculation of the Dividend Rate.

Section 1. General.

(a) The Original Supplement as amended by Amendment No. 1 thereto effective October 1, 2018 (“Amendment No. 1”) and as further amended hereby is hereinafter referred to as the “Supplement.”

(b) Terms used in this Amendment and not otherwise defined herein shall have the respective meanings ascribed thereto in the Supplement as amended by Amendment No. 1.

(c) The Original Supplement became effective on the Mode Commencement Date. This Amendment shall be effective November 13, 2020 and remain in effect to and including the Mode Termination Date, subject to earlier amendment or supplementing of the Supplement in accordance with the terms thereof.

Section 2. Amendments.

(a) The definition of “One-month LIBOR” in Amendment No. 1 is hereby amended by deleting the following paragraph:

Notwithstanding the foregoing, if (A) One month LIBOR determined as set forth above in respect of any Dividend Reset Date would otherwise be less than zero (0), One month LIBOR for such Dividend Reset Date will be deemed to be zero (0), and (B) One-month LIBOR no longer appears or is not otherwise calculable as provided above, then One-month LIBOR shall mean such other reasonably comparable index selected in good faith by the Board of Trustees.

and replacing it with the following paragraph:

Notwithstanding the foregoing, if One month LIBOR determined as set forth above in respect of any Dividend Reset Date would otherwise be less than zero (0), One month LIBOR for such Dividend Reset Date will be deemed to be zero (0).

(b) The definition of “LIBOR Index Rate” in Amendment No. 1 is hereby amended by deleting the current definition and replacing it with the following:

“LIBOR Index Rate” means, with respect to any Dividend Reset Period or portion thereof, 70% of the Benchmark as determined on the Rate Determination Date relating to the Dividend Reset Date commencing such Dividend Reset Period or portion thereof.

(c) The Original Supplement as amended by Amendment No. 1 is hereby amended by adding the following Section 2.13 immediately following Section 2.12:

2.13 Index Benchmark Replacement Provisions. Notwithstanding anything to the contrary contained in the Statement, the Supplement or in any other related documents, the following provisions shall apply with respect to changes to or replacement of the Benchmark and related terms in connection with a Benchmark Transition Event or Early Opt-In Election:

(a) Benchmark Replacement. As further provided in this Section 2.13, it shall be the obligation of the Fund to propose the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes (collectively, the “Benchmark Replacement Provisions”). Also as further provided in this Section 2.13, prior to the Benchmark Transition Event, either the Fund or the Majority Beneficial Owner may make an Early Opt-In Election. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, as applicable, subject to agreement by the Fund and the Majority Beneficial Owner to the Benchmark Replacement Provisions, the Fund shall, with the consent of the Majority Beneficial Owner, amend the Statement and Supplement such that the then current Benchmark shall be replaced by the Benchmark Replacement with such replacement becoming effective commencing with the first Subsequent Dividend Reset Period starting after the latest to occur of (i) 5:00 p.m. on the fifth (5th) Business Day after the occurrence of the Benchmark Transition Event or Early Opt-In Election, (ii) the date the written consent of the Majority Beneficial Owner is received by the Fund with respect to such replacement and (iii) the date on which the Benchmark Replacement Provisions are approved by the Board of Trustees of the Fund (the applicable effective date of replacement, the “Effective Date”). If the Effective Date has not occurred prior to the first Reference Time on or after the Benchmark Termination Date, then a Benchmark Unavailability Period shall commence and the Index Rate shall be determined in accordance with Section 2.13(d) below (such Index Rate, the “Benchmark Unavailability Period Index Rate”).

(b) Benchmark Replacement Conforming Changes. In connection with a Benchmark Replacement, the Fund will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in this Supplement or in the Statement or in any other related documents, any amendments implementing such Benchmark Replacement Conforming Changes will become effective only with the consent of the Majority Beneficial Owner.

(c) Notices; Standards for Decisions and Determinations. The Fund, upon becoming aware of any of the following events, as applicable, will promptly notify the Beneficial Owners of (i) any occurrence of a Benchmark Transition Event or an Early Opt-In Election by the Fund or by the Majority Beneficial Owner, if not then the Beneficial Owners of 100% of the MFP Shares, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period and the Benchmark Unavailability Period Index Rate being used. Any determination, decision or election that may be made pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in the Fund’s sole discretion and without consent from the Beneficial Owners, except, in each case, as expressly required pursuant to this Section 2.13.

(d) Benchmark Unavailability Period Index Rate. For any determination of dividend payments hereunder for any Dividend Reset Period during a Benchmark Unavailability Period, commencing with the first Subsequent Dividend Reset Period starting after the Benchmark Termination Date through and including the last Subsequent Dividend Reset Period starting prior to the end of the Benchmark Unavailability Period, the Index Rate shall be the Benchmark Unavailability Period Index Rate and equal to:

(i) Subject to the terms of clause (ii) below, (A) 70% of the sum of the ISDA Fallback Rate plus the ISDA Fallback Adjustment, each determined for the Corresponding Tenor as of the Reference Time for such Dividend Reset Period, provided that, if the Fund cannot determine the ISDA Fallback Rate or the ISDA Fallback Adjustment as of any relevant date during the Benchmark Unavailability Period, then (B) 70% of the sum of the simple average SOFR, determined for the Corresponding Tenor as of the Reference Time for such Dividend Reset Period, plus 0.15%, computed as otherwise provided herein, provided further that if Fund is not reasonably able to calculate the Index Rate pursuant to clause (A) or (B) above for the period of the Corresponding Tenor to, but excluding, the date that is two Business Days preceding the end of the related Dividend Reset Period due to the unavailability of timely data, the Fund, acting in a commercially reasonable manner, may perform the calculation in clause (B) using data for a period of the Corresponding Tenor as of the most recent date practicable for which data are available.

(ii) Notwithstanding the foregoing, if the Fund, acting in a commercially reasonable manner, determines that, as of the first day of the Benchmark Unavailability Period, the Fund is not able to calculate the Index Rate pursuant to clause (i)(A) or (i)(B) above, then the Fund may elect (by written notice to the Beneficial Owners) that the Index Rate will be the LIBOR Index Rate as was calculated on the last LIBOR Rate Determination Date prior to the Benchmark Unavailability Period. Such election shall become effective commencing with the first Subsequent Dividend Reset Period starting after the date of such election and ending on the earliest to occur of (A) the date that is 45 calendar days from such date, (B) the date on which the Fund (acting a commercially reasonable manner) determines that it is able to calculate the Index Rate pursuant to clause (i)(A) or (i)(B) above, or (C) the date on which a Benchmark Replacement becomes effective (the period during which such election is effective, the “LIBOR Holdover Period”).

Following a LIBOR Holdover Period, the Fund will declare and distribute a special dividend on the MFP Shares equal to the Retroactive LIBOR Adjustment.

For purposes of determining the Benchmark Unavailability Period Index Rate as provided in this Section 2.13(d) and calculating and declaring dividends in arrears, if necessary as determined by the Fund in a commercially reasonable manner, the Fund shall amend the definitions of “Rate Determination Date” and “Reference Time,” and make such other technical, administrative or operational changes, if any, that are reasonably necessary as determined in a commercially reasonable manner that is substantially consistent with market practice for the calculation of the relevant fallback rate as provided in Section 2.13(d)(i) and calculating and declaring dividends in arrears, or, if the Fund determines that such market practice is not administratively feasible or that no market practice for such changes for determining the applicable Index Rate and calculating and declaring dividends in arrears exists, the Fund shall adopt such amendment to the definition of Rate Determination Date, and make such other technical, administrative or operational changes, if any, as the Fund determines, acting in a commercially reasonable manner, are reasonably necessary in order to determine the Index Rate as provided above and calculate and declare dividends in arrears. Notwithstanding any provision to the contrary in the Statement or this Supplement, except as expressly set forth in this Section 2.13, the Fund may, without a shareholder vote or consent, implement the foregoing amendments, provided that such amendments do not adversely affect the Holders of the MFP Shares or cause the Fund to violate any applicable law, rule or regulation; and provided further that no such amendment shall in any way alter the rights or obligations of the Tender and Paying Agent without its prior written consent.

Section 3. New Definitions.

The following additional terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), for purposes of the Supplement:

“Benchmark” means, initially, One-month LIBOR; provided, however, that if a Benchmark Transition Event or an Early Opt-In Election, as applicable, has occurred with respect to One- month LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 2.13 of this Supplement.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Fund, giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body, (ii) any evolving or then-prevailing market convention for determining a rate of dividends as a replacement to the then-current Benchmark for U.S. registered closed-end investment companies that invest primarily in municipal bonds, or (iii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities and (b) the Benchmark Replacement Adjustment; provided that if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of the Statement and this Supplement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for each applicable Dividend Reset Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Fund with the consent of the Majority Beneficial Owner, giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then- current Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body, (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for either (A) U.S. registered closed-end investment companies that invest primarily in municipal bonds at such time or (B) U.S. dollar-denominated syndicated or bilateral credit facilities at such time, and (iii) any adjustment to the current Benchmark that may have been included in the transaction at the time the Benchmark Replacement is to become effective.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Dividend Rate,” “Dividend Reset Period,” “Dividend Reset Date,” “Applicable Spread,” “Rate Determination Date,” “Reference Time” and “Index Rate,” the timing and frequency of determining rates and declaring and making payments of dividends, optional redemption provisions, and other administrative matters) that the Fund decides (in a commercially reasonable manner) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Fund in a manner substantially consistent with market practice (or, if the Fund decides that adoption of any portion of such market practice is not administratively feasible or if the Fund determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Fund decides is reasonably necessary in connection with the administration of the Statement and this Supplement).

“Benchmark Termination Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Termination Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Termination Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event has occurred with respect to the then-current Benchmark and solely to the extent that the Benchmark has not been replaced with a Benchmark Replacement, the period:

(x) beginning with the first Reference Time occurring on or after the Benchmark Termination Date; and

(y) ending at the time that a Benchmark Replacement has replaced the Benchmark for all purposes hereunder pursuant to the provisions hereof.

“Corresponding Tenor” means, with respect to an Index Rate determined in accordance with Section 2.13(d)(i), a tenor having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Dividend Reset Period with respect to the LIBOR Index Rate.

“Early Opt-In Election” means the delivery of a notice to the Beneficial Owners by the Fund or to the Fund by the Majority Beneficial Owner indicating the occurrence of:

(1) a determination by the party providing such notice, acting in a commercially reasonable manner, that preferred securities issued by registered closed-end investment companies that invest primarily in municipal bonds are being executed or amended to incorporate or adopt a new benchmark to replace the current Benchmark (due to a determination that such new benchmark is necessary or appropriate in anticipation of the cessation of publication of the Benchmark or the Benchmark becoming no longer representative); and

(2) the election by the party providing such notice to declare an Early Opt-In Election for the purpose of replacing the current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment, (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the Corresponding Tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the Corresponding Tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” means (i) with respect to any determination of the Benchmark, (a) if the Benchmark is One- month LIBOR, 11:00 a.m. (London time) on the day that is two London Banking Days preceding the date of such determination, and (b) if the Benchmark is not One-month LIBOR, the time and day determined by the Fund in accordance with the Benchmark Replacement Conforming Changes and (ii) with respect to any determination of the Benchmark Unavailability Period Index Rate, the time and day determined by the Fund in accordance with Section 2.13(d) of this Supplement.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Retroactive LIBOR Adjustment” means, with respect to a LIBOR Holdover Period, the difference, if a positive number, of (1) the hypothetical aggregate accumulated dividend amount calculated using the Index Rate described in Section 2.13(d)(i)(A) or (B) of this Supplement, as applicable, minus (2) the aggregate accumulated dividend amount calculated pursuant to the Index Rate in effect during the LIBOR Holdover Period.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

[Signature Page Appears on the Following Page]

IN WITNESS WHEREOF, Nuveen Quality Municipal Income Fund having duly adopted this Amendment to the Original Supplement, has caused these presents to be signed as of November 13, 2020 in its name and on its behalf by its Chief Administrative Officer and attested by its Vice President and Assistant Secretary. The Declaration is on file with the Secretary of the Commonwealth of Massachusetts, and the said officers of the Fund have executed this amendment to the Original Supplement as officers and not individually, and the obligations of the Fund set forth in the Statement and the Original Supplement as further amended hereby are not binding upon any such officers, or the trustees of the Fund or shareholders of the Fund, individually, but are binding only upon the assets and property of the Fund.

NUVEEN QUALITY MUNICIPAL INCOME FUND

By:	/s/ David J. Lamb
Name: David J. Lamb
Title: Chief Administrative Officer

ATTEST:

/s/ Mark L. Winget
Name: Mark L. Winget
Title: Vice President and Assistant Secretary